Exhibit 4.48

[Translation of Chinese Original]

Framework Agreement for Purchase of Computer Chips

Party A: Beijing Novel-Super Digital TV Technology Co., Ltd. (the purchaser)

Party B: Beijing Super TV Co., Ltd. (the supplier)

Through consultation, an agreement on Party A’s purchasing computer chips used in smart cards (the “Computer Chips”) from Party B is hereby reached as follows:

I	Subject of Purchase

The Computer Chips provided by Party B shall be purchased from internationally famous companies like STMicroelectronics Asia Pacific Pte Ltd. and Infineon Technologies Asia Pacific Pte Ltd., and shall meet Party A’s production need in all respects.

II	Purchase

1.	Confirmation of purchase: Party B shall distribute goods in accordance with the purchase order issued by Party A.

2.	Confirmation of technical standards: Party B shall supply goods corresponding to the samples, which shall be confirmed by Party A.

3.	Purchase mode: Each purchase under this Agreement shall be subject to Party A’s purchase order. Annex: Party A’s signed and sealed purchase order (form)

Party A shall place an order with Party B on the basis of its production need, and Party B shall, within 20 working days, deliver the goods to the place designated by Party A in accordance with the order.

4.	Party B shall guarantee that there is no defect in the goods supplied by Party B and that Party B will assume the corresponding legal liability.

III	Dispatch, Inspection, Acceptance, Replacement and Return of Goods

1.	Dispatch:

(1)	Package: subject to the specifications of standards, with the packing list labeled.

Other packing requirements: N/A.

(2)	Consignment:

Consignee: Beijing Novel-Super Digital TV Technology Co., Ltd.

Address: Room 402, Tower B, Jingmeng High-tech Plaza, 5-2 Shangdi Road (E), Haidian District,Beijing

Contact: Junguo Kang

Tel: 62971199

IV	Payment:

1.	Party B shall issue the value-added tax invoice.

2.
Party A shall, upon receipt of the invoice issued by Party B and within 20 working days after the goods are inspected and accepted, be responsible for wiring the full payment to the following account designated in writing by Party B’s accountant on the basis of the actual quantity of goods inspected and accepted in each order. Any other payment shall be deemed to be invalid.

Beneficiary: Beijing Super TV Co., Ltd.

Bank: Bank of Beijing, Shangdi Sub-branch

A/C Number: 01090946300120107006246

V	Termination and Liability for Breach of Agreement

1.	This Agreement shall terminate after it is fully performed.

2.	Both parties may terminate this Agreement through consultation.

3.	Should a party unilaterally terminate this Agreement, it shall bear the obligation to fully compensate the actual loss of the other party.

4.	This Agreement shall come into effect as of the date of signature by both parties.

5.	This Agreement is executed in duplicate. Each Party shall each keep one original. Any matter not covered herein shall be settled through consultation.

6.	This Agreement shall be signed and performed in Beijing.

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Party A: Beijing Novel-Super Digital TV Technology Co., Ltd.

(Seal)

Representative: /s/ Dong Li

Date: December 12, 2008

Party B: Beijing Super TV Co., Ltd.

(Seal)

Representative: /s/ Jianhua Zhu

Date: December 12, 2008